1 peco.com Contact: PECO Communications 215-841-5555 PECO.Media@exeloncorp.com FOR IMMEDIATE RELEASE PECO to Voluntarily Delist Capital Trust Receipts from NYSE PHILADELPHIA (April 12, 2024) — PECO Energy Company (“PECO”) announced today that it will voluntarily delist the Trust Receipts of PECO Energy Capital Trust III (the “Trust”), each representing a 7.38 percent Cumulative Preferred Security, Series D, $25 stated value, issued by PECO Energy Capital, L.P. and unconditionally guaranteed by PECO (the “Securities”), from The New York Stock Exchange (the “NYSE”). Given the relatively low trading volume of the Securities on the NYSE over a sustained period of time and the limited number of holders of the Securities, PECO believes that the financial and administrative costs associated with maintaining the NYSE listing are no longer justified. PECO intends to file a Form 25, Notification of Removal from Listing and/or Registration, under Section 12(b) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission (the “SEC”) and the NYSE on or about April 22, 2024, notifying the SEC of the removal from listing of the Securities. PECO has not arranged for the Securities to be listed on another national securities exchange or for quotation of its security in a quotation medium (i.e., the OTC market). Cautionary Statements Regarding Forward-Looking Information This press release contains certain forward-looking statements within the meaning of federal securities laws that are subject to risks and uncertainties. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” “should,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic, and financial performance, are intended to identify such forward-looking statements. The factors that could cause actual results to differ materially from the forward-looking statements made by PECO include those factors discussed herein as well as the items discussed in (1) PECO's 2023 Annual Report on Form 10-K in (a) Part I, ITEM 1A. Risk Factors, (b) Part II, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part II, ITEM 8. Financial Statements and Supplementary Data: Note 18, Commitments and Contingencies; and (2) other factors discussed in filings with the SEC by PECO. Investors are cautioned not to place undue reliance on these forward-looking statements, whether written or oral, which apply only as of the date of this press release. PECO undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release. # # #

2 PECO, founded in 1881, is Pennsylvania's largest electric and natural gas delivery company. Headquartered in Philadelphia, PECO delivers energy to nearly 1.7 million electric customers and more than 552,000 natural gas customers in southeastern Pennsylvania. The company's 2,900 employees are dedicated to the safe and reliable delivery of electricity and natural gas as well as enhanced energy management conservation, environmental stewardship, and community assistance. PECO is a subsidiary of Exelon Corporation (Nasdaq: EXC), a Fortune 250 company and the nation's largest energy delivery company, serving more than 10 million customers through six fully regulated transmission and distribution utilities. For more information visit PECO.com, and connect with the company on Facebook and X, formally known as Twitter.